SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

Gateway, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.	Title of each class of securities to which transaction applies:

_______________________________________________________________________________________

2.	Aggregate number of securities to which transaction applies:

_______________________________________________________________________________________

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

_______________________________________________________________________________________

4.	Proposed maximum aggregate value of transaction:

_______________________________________________________________________________________

5.	Total fee paid:

_______________________________________________________________________________________

☐    Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.	Amount Previously Paid:

_______________________________________________________________________________________

7.	Form, Schedule or Registration Statement No.:

_______________________________________________________________________________________

8.	Filing Party:

_______________________________________________________________________________________

9.	Date Filed:

_______________________________________________________________________________________

GATEWAY, INC.

14303 GATEWAY PLACE

POWAY, CA 92064-7140

Dear Fellow Stockholders:

You are cordially invited to attend the 2003 annual meeting of stockholders of Gateway, Inc., to be held on Thursday, May 15, 2003 in Sioux City, Iowa. The meeting starts at 9:00 a.m., local time, at the Sioux City Convention Center, 801 Fourth Street in downtown Sioux City.

The business we will discuss at the annual meeting is described in the enclosed Proxy Statement and formal Notice of Annual Meeting of Stockholders. Also enclosed is Gateway’s 2002 Annual Report to stockholders.

We look forward to the opportunity to discuss at the meeting our plans for 2003. We appreciate your investment in Gateway and we are working hard to keep your trust.

Sincerely,

Theodore W. Waitt

Chairman of the Board,

Chief Executive Officer and President

April 17, 2003

GATEWAY, INC.

14303 Gateway Place

Poway, CA 92064-7140

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date	Thursday, May 15, 2003

Time	9:00 a.m., Central Time

Place	Sioux City Convention Center—801 Fourth Street, Sioux City, Iowa 51101

Items of Business

1. The election of two Class I Directors;

2. The ratification of the appointment of Gateway’s independent accountants;

3. Consideration of three stockholder proposals; and

4. The transaction of such other business as may properly come before the annual meeting.

Record Date	You are entitled to vote only if you were a holder of record of Gateway common stock at the close of business on March 18, 2003

Voting

We encourage you to attend the annual meeting in person or to vote your shares by phone, via the Internet or by signing, dating and returning the enclosed proxy card at your earliest convenience. Voting by telephone or the Internet is fast and convenient and helps reduce costs for Gateway. The proxy is revocable at any time before it is voted. Returning the proxy or voting via the phone or Internet will in no way limit your right to vote at the annual meeting if you later decide to attend in person.

A list of stockholders as of the close of business on the record date will be available for examination by any stockholder, for any purpose germane to the meeting, during normal business hours for a period of 10 days prior to the annual meeting at the law offices of Kent Vriezelaar, Esq., Vriezelaar, Tigges, Edgington, Rossi, Bottaro & Boden, LLP, 421 Nebraska Street, Sioux City, Iowa 51101.

By Order of the Board of Directors

Javade Chaudhri

Senior Vice President, General  Counsel and Secretary

Poway, California

April 17, 2003

GATEWAY, INC.

14303 Gateway Place

Poway, CA 92064-7140

PROXY STATEMENT

GENERAL INFORMATION

Why am I receiving these materials?

Gateway’s Board of Directors (our “Board”) is providing these proxy materials for you in connection with Gateway’s 2003 annual meeting of stockholders, which will take place on May 15, 2003. Stockholders are invited to attend the annual meeting and are requested to vote on the items of business described in this proxy statement. These materials were mailed to you on or about April 21, 2003.

What information is contained in these materials?

The information included in this proxy statement relates to the items of business to be voted on at the annual meeting, the voting process, the compensation of our directors and our most highly paid officers, and certain other required disclosures. Gateway’s 2002 Annual Report and audited financials statements, proxy card and return envelope are also enclosed.

What items of business will be voted on at the annual meeting?

1.	The election of two Class I Directors;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as Gateway’s independent accountants;

3.	Resolutions to expense stock options, as proposed by one of our stockholders;

4.	Resolutions to require executives to retain 75% of equity awards, as proposed by one of our stockholders;

5.	Resolutions to institute performance indexed stock options, as proposed by one of our stockholders;

6.	To consider and transact such other business as may properly come before the annual meeting.

What is Gateway’s voting recommendation?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of Gateway’s Board. The Board’s recommendations are described below in detail under each of the five proposal sections of this proxy statement. In summary, the Board recommends a vote:

•	“FOR” election of the Class I nominees to the Board;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Gateway’s independent accountants; and

•	“AGAINST” each of the stockholder proposals.

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What shares can be voted?

All shares owned by you of record as of the close of business on March 18, 2003 (the “Record Date”) may be voted. You may cast one vote per share of common stock.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most stockholders of Gateway hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record.    If your shares are registered directly in your name with Gateway’s transfer agent, UMB Bank, n.a., you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by Gateway. As the stockholder of record, you have the right to grant your voting proxy directly to proxy holders or to vote in person at the annual meeting. Gateway has enclosed a proxy card for you to use. You may also vote by Internet or by telephone as described below under “How can I vote my shares without attending the annual meeting?”

Beneficial Owner.    If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker as to how to vote and you are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting or by proxy. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. You may also vote by Internet or by telephone as described below under “How can I vote my shares without attending the annual meeting?”

How can I vote my shares in person at the annual meeting?

Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification and your holdings of Gateway stock. Even if you plan to attend the annual meeting, Gateway recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting.

Shares held in street name may be voted in person by you only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

How can I vote my shares without attending the annual meeting?

If you hold shares directly as the stockholder of record, you may direct your vote without attending the annual meeting by Internet, telephone or completing and mailing your proxy card or voting instruction card in the enclosed pre-paid envelope.

If you hold shares beneficially in street name, you may direct your vote in the manner prescribed by your broker or nominee. Please refer to the enclosed materials for details.

Can I change my vote or revoke my proxy?

You may change your proxy instructions at any time prior to the vote at the annual meeting. You may accomplish this by entering a new vote by Internet or telephone or by granting a new proxy card or new voting instruction card bearing a later date (which automatically revokes the earlier proxy instructions) or by attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request or you vote at the meeting. You may also revoke your proxy by providing written notice to the Secretary of Gateway.

How are votes counted?

In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the ratification of PricewaterhouseCoopers LLP and the three stockholder proposals, you may vote “FOR”, “AGAINST” or “ABSTAIN”. If you “ABSTAIN”, it has the same effect as a vote “AGAINST”. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board.

What is the voting requirement to approve each of the proposals?

In the election for directors, the two persons receiving the highest number of “FOR” votes will be elected. This is referred to as the plurality of votes cast. The ratification of independent accountants and the three stockholder proposals require the affirmative “FOR” vote of a majority of those shares present in person or by proxy at the annual meeting and entitled to vote. If you are a beneficial owner and do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes, as described below in “What is the quorum requirement for the annual meeting?” In tabulating the voting result for any particular proposal, shares which constitute broker non-votes, are not considered entitled to vote.

What class of shares is entitled to be voted?

Each share of Gateway’s common stock outstanding as of the close of business on the Record Date, is entitled to one vote at the annual meeting. On the Record Date, Gateway had approximately 324,072,364 shares of common stock outstanding.

What is the quorum requirement for the annual meeting?

The quorum requirement for holding the annual meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the annual meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the annual meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Where can I find the voting results of the annual meeting?

Gateway will announce preliminary voting results at the annual meeting and publish final results in Gateway’s quarterly report on Form 10-Q for the second quarter of 2003.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Restated Certificate of Incorporation, as amended, divides the Board into three classes, with all directors elected to three-year terms. Each director serves until the annual meeting of stockholders held during the year in which the director’s term expires and until the director’s successor is duly elected and qualified (or until the director resigns or is removed at an earlier date). The current term of our Class I Directors expires as of this year’s annual meeting of stockholders. The current terms expire for our Class II Directors in 2004 and for our Class III Directors in 2005. The Board has set the number of directors at six.

Our Bylaws state that directors are elected by a plurality of the votes of shares of Common Stock present (in person or by proxy) at the annual meeting and entitled to vote on the election of directors. As a result, the two incumbent directors nominated by the Board, Charles G. Carey and Theodore W. Waitt, will be elected Class I Directors if the two directors receive more affirmative votes than any other nominee. In the event one of these incumbent directors is unable to continue serving as a director, the proxy holders will vote for a replacement nominee recommended by the Board at the annual meeting. Information concerning Messrs. Carey and Waitt and the other members of the Board is set forth below.

Gateway’s Board of Directors recommends that you vote FOR the election of Charles G. Carey and Theodore W. Waitt as Class I Directors of Gateway.

CLASS I DIRECTORS

Charles G. Carey, Director, 49

•	Mr. Carey is a consultant to and Director of News Corporation.

•	Before February 2002, Mr. Carey was the Chairman of the Board and Chief Executive Officer of the Fox Television Division of Fox Inc. and Co-Chief Operating Officer of News Corporation and the Fox Entertainment Group, Inc., located in Beverly Hills, California. Mr. Carey served in various other executive capacities at Fox from 1988 to 2002.

•	He received a B.A. from Colgate University and an M.B.A. from Harvard University.

•	Mr. Carey has been a Director of Gateway since March 1996. He is a member of the Audit and Compensation Committees.

Theodore W. Waitt, Chairman of the Board, Chief Executive Officer and President, 40

•	Mr. Waitt co-founded Gateway in 1985 and has served as Chairman of the Board since February 1993.

•	Since Gateway’s formation, Mr. Waitt also served as a Director and until January 1996, he served as President. He also served as Chief Executive Officer from February 1993 until December 1999. Effective December 31, 1999, Mr. Waitt resigned as Chief Executive Officer. He continued to serve as Chairman of the Board.

•	Mr. Waitt was re-elected as President and Chief Executive Officer in January 2001.

CLASS II DIRECTORS

Douglas L. Lacey, Director, 55

•	Mr. Lacey is a partner in the accounting firm of Nichols, Rise & Company, L.L.P. and managing partner of its Sioux City, Iowa office. He joined Nichols, Rise & Company, L.L.P. in 1973.

•	Mr. Lacey received a B.A. degree from Briar Cliff University in 1973.

•	Mr. Lacey has been a Director of Gateway since 1989. Mr. Lacey is Chairman of the Audit Committee.

James F. McCann, Director, 51

•	Mr. McCann has served as Chairman of the Board and Chief Executive Officer of 1-800-FLOWERS.com, Inc., located in Westbury, New York, since 1987.

•	Mr. McCann also serves on the boards of Boyds Collections Ltd., GTECH Corporation, Hofstra University, Winthrop-University Hospital, Very Special Arts, and The National Retail Federation.

•	Mr. McCann has been a Director of Gateway since 1996. He is a member of the Compensation Committee and is the Chairman of the Corporate Governance & Nominating Committee.

CLASS III DIRECTORS

George H. Krauss, Director, 61

•	Mr. Krauss has been an attorney with the law firm of Kutak Rock LLP in Omaha, Nebraska, since 1972 and is engaged in the firm’s corporate, mergers and acquisitions and regulatory practices. He became a partner in Kutak Rock in 1975 and became of counsel on January 1, 1997. He served as the firm’s presiding partner from 1983 to 1994.

•	Mr. Krauss is a consultant to America First Companies. Mr. Krauss serves on the Board of Directors of MFA Mortgage Investments, Inc., which is listed on the New York Stock Exchange, and West Corporation, as well as America First Apartment Investors, Inc., both of which are listed on NASDAQ. He is also on the Board of Directors of the general partner of American First Real Estate Partners, L.P. and America First Tax Exempt Investors, L.P., both of which are listed on NASDAQ.

•	Mr. Krauss received B. S., M.B.A. and J.D. degrees from the University of Nebraska.

•	Mr. Krauss has been a Director of Gateway since 1991. He is a member of the Corporate Governance & Nominating Committee and is the Chairman of the Compensation Committee.

Richard D. Snyder, Director, 44

•	Mr. Snyder is the Chief Executive Officer of Ardesta, LLC, in Ann Arbor, Michigan, a company focused on being the leader in bringing small tech products to the global marketplace, a position he has held since 2000. Between 1997 and 2000, he was President of Avalon Investments, a venture capital management company also headquartered in Ann Arbor, Michigan.

•	Mr. Snyder serves on the boards of various companies of Ardesta and Avalon Technology. He is a member of the University of Michigan’s College of Engineering National Advisory Committee, the Samuel Zell & Robert H. Lurie Institute for Entrepreneurial Studies Advisory Board, the University of Michigan’s Technology Transfer National Advisory Committee, the Purdue University School of Engineering Visiting Committee, the Henry Ford Board of Trustees, and the NanoBusiness Alliance Advisory Board.

•	Mr. Snyder served as Gateway’s President and Chief Operating Officer from January 1996 until his resignation in August 1997 and was our Executive Vice President from July 1991 until January 1996.

•	Mr. Snyder has been a Director of Gateway since 1991. He is a member of the Audit and Corporate Governance & Nominating Committees.

Composition and Meetings of the Board of Directors and Committee Meetings

During the fiscal year ended December 31, 2002, the Board met eight times. The standing committees of the Board are the Audit Committee, the Compensation Committee, and the Corporate Governance & Nominating Committee. Each director attended at least 75% of the meetings of the Board and each committee on which he served during 2002. The membership and the function of each committee during the last fiscal year are described below.

	AUDIT	COMPENSATION	CORPORATE GOVERNANCE & NOMINATING
NON-EMPLOYEE DIRECTORS:
Charles G. Carey	X	X
George H. Krauss		X*	X
Douglas L. Lacey	X*
James F. McCann		X	X*
Richard D. Snyder	X		X
EMPLOYEE DIRECTORS:
Theodore W. Waitt
NUMBER OF MEETINGS IN FISCAL 2002	6	4	2

X = Committee member; * = Chairman

The Audit Committee, consisting of Messrs. Lacey (Chairman), Carey and Snyder, met six times during 2002. The functions of the Audit Committee and its activities during fiscal 2002 are described below under the heading “Report of the Audit Committee.” In summary, the Audit Committee oversees management’s conduct of Gateway’s financial reporting process, including:

•	The integrity of the financial statements of Gateway.

•	The qualifications, independence and performance of Gateway’s independent accountants.

•	The performance of Gateway’s internal audit function.

•	Gateway’s systems of internal accounting and financial controls.

•	The impact of compliance with legal and regulatory requirements on the financial statements.

The Compensation Committee, consisting of Messrs. Krauss (Chairman), Carey and McCann, met four times during 2002. The functions of the Compensation Committee and its activities during fiscal 2002 are described below under the heading “Report of the Compensation Committee.” In summary, the primary purposes of the Compensation Committee are to:

•	Annually evaluate Gateway’s Chief Executive Officer’s performance and set overall compensation based on such evaluation.

•	Assist the Board in fulfilling its responsibility to oversee overall compensation of the executive officers of Gateway.

•	Design, evaluate and approve the executive compensation and benefit plans, policies, and programs of Gateway.

•	Approve the granting of stock or stock options or other equity to Gateway employees.

The Corporate Governance & Nominating Committee, consisting of Messrs. McCann (Chairman), Krauss and Snyder, met twice during 2002. The primary purposes of the Corporate Governance & Nominating Committee are to:

•	Develop and recommend to the Board a set of corporate governance principles applicable to Gateway.

•	Identify individuals qualified to become members of the Board.

•	Consider any nominees recommended by stockholders;

•	Recommend to the Board candidates for service as a director on the Board and nominees for the annual meeting or any special meeting of stockholders of Gateway and to fill any vacancies or newly created directorships that may occur between such meetings.

•	Recommend candidates for membership on the various committees of the Board.

•	Evaluate Board performance.

•	Advise and assist the Board with respect to the compensation and retention of Board members, as appropriate.

Directors’ Compensation

Directors who are not Gateway employees are compensated as follows:

•	$18,750 per quarter for service on the Board;

•	$5,000 per quarter for service on the Audit Committee with $8,750 per quarter paid to the Chairman;

•	$3,750 per quarter for service on each of the Compensation and the Corporate Governance & Nominating Committees, with $6,250 paid to the Chairman of each Committee.

•	an annual stock option grant for 24,000 shares under our 1996 Non-Employee Director Stock Option Plan immediately following each annual meeting of stockholders (all stock options granted to directors in 2002 were at an exercise price equal to the fair market value of a share of Common Stock on the date of grant, vesting over three years);

•	reimbursement for expenses incurred in attending Gateway Board and committee meetings; and

•	reimbursement for expenses incurred in attending any director education programs.

Directors who are Gateway employees receive no additional compensation for their services as directors. Mr. Waitt is currently the only Gateway employee who serves as a director.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT ACCOUNTANTS

The Audit Committee of the Board has appointed the firm of PricewaterhouseCoopers LLP (PwC) as our independent accountants to audit our consolidated financial statements for the fiscal year ending December 31, 2003. PwC has served as our independent accountants since 1989. During fiscal 2002, PwC also provided certain audit-related and tax services described in “Independent Accountant Fees” on page 23. Representatives of PwC are expected to be present at the annual meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to any questions.

Gateway’s Audit Committee and Board of Directors recommend that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Gateway’s independent accountants for the

2003 fiscal year.

PROPOSAL NO. 3

STOCKHOLDER PROPOSAL TO EXPENSE STOCK OPTIONS

The Central Pension Fund of the International Union of Operating Businesses and Participating Employees, 4115 Chesapeake Street, N.W., Washington, D.C. 20016, beneficial owner of 60,800 Gateway shares, submitted the following resolution, for the reasons stated below. The Board of Directors recommends a vote AGAINST this Proposal and asks our stockholders to read through Gateway’s response, which follows the Proposal.

“RESOLVED, that the shareholders of Gateway, Inc. (“Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in Gateway’s annual income statement the costs of all future stock options issued by the Company.”

Proponent’s Supporting Statement:

Current accounting rules give companies the choice of reporting stock option expenses annually in the Company’s income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Most companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

Stock options are an important component of our Company’s executive compensation program. Options have replaced salary and bonuses as the most significant element of executive pay packages at numerous companies. The lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

A recent report issued by Standard & Poor’s indicated that the expensing of stock option grant costs would have lowered operational earnings at companies by as much as 10%. “The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Alan Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options Is a Bandwagon Worth Joining,” Aug. 16, 2002.

Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom – examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings.  .  .

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all C.E.O.’s have told their shareholders that options are cost-free.  .  .

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?

Many companies have responded to investors’ concerns about their failure to expense stock options. In recent months, more than 100 companies, including such prominent ones as Coca Cola, Washington Post, and General Electric, have decided to expense stock options in order to provide their stockholders more accurate financial statements. Our Company has yet to act. We urge your support.

Board Response in Opposition:

The Gateway Board appreciates our investors’ need for an accurate picture of operational earnings, including the costs of corporate compensation programs. At the same time, we believe that investors have an equally compelling need for financial statements that allow accurate comparisons between companies of similar size or industry.

We believe it is generally in the best interests of our stockholders to follow the most widely used industry practice when given a choice under accounting rules. While some major U.S. companies have announced plans to change their method of accounting for employee stock options to the “fair value” method, it is not clear if this practice will become standard, especially among companies that widely use stock options as a component of incentive compensation.

Accordingly, we account for employee stock options using the intrinsic value method of accounting prescribed by the Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.” The “intrinsic value” of the option is the amount by which the quoted market price of the stock exceeds the exercise price of the option on the date of grant. Our stock option awards have had zero intrinsic value on the date of grant as the exercise price is set to be equal to the market price of the stock on that date.

By contrast, the fair value method prescribed by Statement of Financial Accounting Standards No. 123, “Accounting for Stock Compensation,” (“SFAS No. 123”) computes compensation expense based on the fair value of the option at the date of grant. “Fair value” is determined using an option-pricing model that takes into account various factors in estimating value. However, no single methodology is mandated for computing fair value and the provisions of SFAS No. 123 related to the fair value calculation are subject to wide interpretation which can have a material impact on the calculation of such expense, and produce option costs that vary significantly among different companies.

Additionally, the transition provisions for changing to the fair value method are currently under review by the Financial Accounting Standards Board (“FASB”). The FASB has also announced its intent to monitor carefully public response to the International Accounting Standards proposal for expensing stock options. Based on this response, the FASB will determine whether or not to re-evaluate the provisions of SFAS No. 123. The additional study by the FASB could provide more information on appropriate ranges for the assumptions impacting the calculation of fair value.

In the interim, we believe that the uncertainties associated with a current adoption of SFAS No. 123 may lead to financial statements that are not comparable. Consequently, the Board of Directors has determined that the intrinsic value method is the preferable choice, both because it is currently the most widely used standard and because it provides complete information to evaluate the company with or without the inclusion of stock options as an expense. While the face of the income statement does not include an expense for options under this method, the impact of the potential expense is provided in the notes to our consolidated financial statements, giving our stockholders a clear understanding of the impact of options on our earnings.

The Board of Directors intends to monitor closely FASB’s continued actions with respect to this accounting methodology. We share the desire to have comparable and accurate accounting policies implemented in a prudent manner with full and complete information as it pertains to this issue. We believe the best way to accomplish this objective at this time is to retain the current accounting policy with respect to stock options and await consensus.

Accordingly, Gateway’s Board of Directors recommends that you vote AGAINST this proposal.

PROPOSAL NO. 4

STOCKHOLDER PROPOSAL TO REQUIRE EXECUTIVES TO

RETAIN 75% OF EQUITY AWARDS

The American Federation of State, County and Municipal Employees, 1625 L Street, N.W., Washington, D.C. 20036, beneficial owner of 3,013 Gateway shares, submitted the following resolution, for the reasons stated below. The Board of Directors recommends a vote AGAINST this Proposal and asks our stockholders to read through Gateway’s response, which follows the Proposal.

“RESOLVED, that stockholders of Gateway, Inc. (“Gateway”) urge the Compensation Committee of the Board of Directors (the “Committee”) to adopt a policy requiring that senior executives of Gateway retain a significant percentage of shares acquired through equity compensation programs during their employment with Gateway, and to report to stockholders regarding the policy before Gateway’s 2004 annual meeting of stockholders. The Committee should define “significant” (and provide for exceptions in extraordinary circumstances) by taking into account the needs and constraints of Gateway and its senior executives; however, the stockholders recommend that the Committee not adopt a percentage lower than 75%. The policy should address the permissibility of transactions which do not constitute outright sales, such as hedging transactions, but which reduce the risk of loss to the executive.”

Proponent’s Supporting Statement:

Equity-based compensation makes up a substantial portion of senior executive compensation at Gateway. In 2001, CEO Theodore Waitt received cash compensation of $20,833, while the stock options he received were valued at over $22,000,000. His predecessor as CEO, Jeffrey Weitzen, was awarded options in 2000 valued at over $20,000,000, and the value of his 1999 option award topped $75,000,000. Institutional Shareholder Services has calculated that the potential voting power dilution resulting from Gateway’s equity compensation plans to be 42.51%.

As long-term stockholders, we believe it is critical for compensation programs to incentivize executives to manage for the company’s long-term interests. Recent events have, we think, shown the dangers of a short-term mentality in which executives extract value through equity-based compensation, then cash out before the effects of their mismanagement become apparent to other shareholders. We support compensation programs that are designed to align the interests of executives with those of stockholders.

We are concerned, therefore, about the extent to which Mr. Waitt, who also served as CEO before Mr. Weitzen’s tenure, has disposed of his holdings of Gateway stock. An article in the September 2, 2002 issue of Fortune magazine examined the selling from 1999 onward by top executives and directors of companies whose market capitalizations had reached at least $400 million and fallen by at least 75% from their highest capitalization. Gateway ranked fourth on Fortune’s list, listing Mr. Waitt as having sold $1.1 billion worth of stock during the period under review. During that period, Gateway’s stock reached a split-adjusted high of $50.25; on October 30, 2002, it closed at $2.95.

Requiring senior executives to hold a significant portion of shares obtained through compensation plans would focus them on Gateway’s long-term success and would help align their interests more closely with those of Gateway’s stockholders. A recent report by a commission of The Conference Board endorsed the idea of such a requirement, stating that the long-term focus promoted thereby “may help prevent companies from artificially propping up stock prices over the short-term to cash out options and making other potentially negative short-term decisions.”

We urge stockholders to vote FOR this proposal.

Board Response in Opposition:

The Board agrees that it is critical to incentivize company executives to maximize long and short-term stockholder interests. To further these goals, the Compensation Committee of the Board awards senior executives stock options that vest over four years and have a ten year duration so that executives achieve the full rewards of each grant only after four years. However, the Compensation Committee is also mindful that executives may need diversification in their portfolios and that stock options are also intended as incentive compensation. Accordingly, the Compensation Committee and the Board do not believe that it is in the interests of the company to place restrictions on an executive’s ability to realize gains on vested stock options.

Gateway’s compensation program is designed to provide competitive compensation in the marketplace. The Board believes that the majority of its peer companies have no such limitations on stock or stock options awarded to senior executives. As a result, the Board believes that imposing a requirement on executives to hold a certain percentage of Gateway stock acquired as a result of their employment for the full period of their employment with the company would make it more difficult to recruit and retain the executive talent the company needs in this challenging business environment.

Accordingly, Gateway’s Board of Directors recommends that you vote AGAINST this proposal.

PROPOSAL NO. 5

STOCKHOLDER PROPOSAL TO INDEX STOCK OPTIONS

The Massachusetts Carpenters Pension & Annuity Funds, 350 Fordham Road, Wilmington, MA 01887, beneficial owner of 3,900 Gateway shares, submitted the following resolution, for the reasons stated below. The Board of Directors recommends a vote AGAINST this Proposal and asks our stockholders to read through Gateway’s response, which follows the Proposal.

“RESOLVED, that the shareholders of Gateway, Inc. (“Company”) request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock option is performance-based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Company’s stock price performance exceeds the peer group performance level.”

Proponent’s Supporting Statement:

As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. While salaries and bonuses compensate management for short-term results, the grant of stock and stock options has become the primary vehicle for focusing management on achieving long-term results. Unfortunately, stock option grants can and do often provide levels of compensation well beyond those merited. It has become abundantly clear that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than to extraordinary company performance.

Indexed stock options are options whose exercise price moves with an appropriate peer group index composed of a company’s primary competitors. The resolution requests that the Company’s Board ensure that future senior executive stock option plans link the options exercise price to an industry performance index associated with a peer group of companies selected by the Board, such as those companies used in the Company’s proxy statement to compare 5 year stock price performance.

Implementing an indexed stock option plan would mean that our Company’s participating executives would receive payouts only if the Company’s stock price performance was better than that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for out performing the competition. Indexed options would have value when our Company’s stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options. In short, superior performance would be rewarded.

At present, stock options granted by the Company are not indexed to peer group performance standards. As long-term owners, we feel strongly that our Company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. In response to strong negative public and shareholder reactions to the excessive financial rewards provided executives by non-performance based option plans, a growing number of shareholder organizations, executive compensation experts, and companies are supporting the implementation of performance-based stock option plans such as that advocated in this resolution. We urge your support for this important governance reform.

Board Response in Opposition:

Gateway’s executive compensation program is intended to attract, retain and motivate talented executives who are critical to the success of Gateway. The Gateway Compensation Committee is composed entirely of independent directors and has responsibility for oversight of Gateway’s executive compensation program. Stock options, which help align the interests of management and stockholders, are an important component to this program. The Board believes that tying the rewards of company stock options to performance against an index over which management has no control, would put Gateway at a competitive disadvantage in attracting and retaining executive talent.

While Gateway’s stock option plan is not an indexed program, options are granted with an exercise price equal to the market price on the date of grant so executives only benefit to the extent the company’s stock price increases. Moreover, market-indexed options result in quarterly charges against corporate earnings. The potentially negative accounting impact associated with indexed stock options could depress and artificially add volatility to Gateway’s earnings.

As discussed below under the heading “Report of the Compensation Committee”, Gateway’s compensation program is designed to provide total compensation that is competitive in the marketplace and offers the opportunity to earn above-average rewards when merited by individual, business unit and corporate performance. Stock options that reward executives and stockholders alike when the company’s stock price increases are a cornerstone of the program. The Compensation Committee is, with the advice of external advisors, reviewing possible performance-based stock options and evaluating their effectiveness in meeting defined objectives. However, the Board believes that the stockholder proposal to index stock options based on industry competitors—which may constantly change—is not necessarily an optimum solution.

In sum, the Board believes that Gateway’s existing overall executive compensation policy and its ongoing evaluation of the policy effectively aligns executive incentives with the long-term interests of its stockholders.

Accordingly, Gateway’s Board of Directors recommends that you vote AGAINST this proposal.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 1, 2003, regarding the beneficial ownership of Common Stock by:

•	each stockholder known by us to be the beneficial owner of more than 5% of Common Stock;

•	each Director of Gateway;

•	each executive officer or former executive officer named in the Summary Compensation Table on page 17; and

•	all Directors, the executive officers named in the Summary Compensation Table on page 17. (the “Named Executive Officers”) and current executive officers of Gateway as a group.

No shares of Class A Common Stock are issued and outstanding. Except as indicated in the footnotes hereto, each Director, executive officer named in the Summary Compensation Table on page 17 and current executive officer has (or could have upon exercise of an option vested or vesting within 60 days after March 1, 2003) sole voting and investment power (or such power together with any spouse of such person, if they are joint tenants) with respect to securities beneficially owned by such person as set forth opposite such person’s name:

Name and Address of Beneficial Owner(1)	Number of Shares(2)		% of Class(3)

Theodore W. Waitt	105,600,944	(4)	32.4%

Roderick M. Sherwood III	0

David G. Turner	193,750

Joseph Burke	402,500

Javade Chaudhri	377,350

Charles G. Carey	148,000

George H. Krauss	144,000

Douglas L. Lacey	180,000

James F. McCann	156,000

Richard D. Snyder	1,136,000

All directors, Named Executive Officers, and executive officers as a group (15 persons)	109,046,586	(5)	33.1%

FMR Corp 82 Devonshire St. Boston, MA 02109	21,311,026	(6)	6.6%

Hotchkis & Wiley Capital Management, LLC 725 S. Figueroa St., 39th Floor Los Angeles, CA 90017	22,867,786	(7)	7.1%

(1)	Unless otherwise indicated, the address of each beneficial owner listed above is c/o Gateway, Inc., 14303 Gateway Place, Poway, CA 92064-7140.

(2)

Includes beneficial ownership of shares of Common Stock which may be acquired pursuant to employee or non-employee director stock options as follows: for Messrs. Waitt 2,015,500 shares, Turner 193,750 shares, Burke 392,500 shares, Chaudhri 376,250 shares, Burnett 264,890 shares, Heubusch 270,000 shares, Shaw

168,000 shares, Carey 144,000 shares, Krauss 144,000 shares, Lacey 168,000 shares, McCann 144,000 shares, and Snyder 1,136,000 shares. Both employee and director stock option information includes options exercisable at or within 60 days after March 1, 2003.

(3)	Less than 1 percent unless otherwise indicated.

(4)	Excludes 2,208,538 shares held by a nonprofit institute and 3,411,462 shares held by a nonprofit foundation as of March 1, 2003 of which Mr. Waitt is a director and as to which he disclaims beneficial ownership.

(5)	Includes only directors and executive officers serving in such capacities as of March 1, 2003, together with all executive officers named in the Summary Compensation Table on page 17.

(6)	Based on a Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) on February 10, 2003, Hotchkis and Wiley Capital Management, LLC reported sole voting power with respect to 17,280,086 shares and sole dispositive power with respect to 22,867,786 shares.

(7)	Based on a Schedule 13G filed with the SEC on February 13, 2003, FMR Corp and certain affiliates reported sole voting power with respect to 255,826 shares and sole dispositive power with respect to 21,311,026 shares.

EXECUTIVE OFFICERS

Our executive officers are our senior elected officers and serve for terms of office determined by the Board. A biographical summary of the business experience of each executive officer as of March 1, 2003 is listed below:

Theodore W. Waitt, Chairman of the Board, Chief Executive Officer and President, 40

•	Mr. Waitt co-founded Gateway in 1985 and has served as Chairman of the Board since February 1993.

•	Since Gateway’s formation, Mr. Waitt also served as a Director and until January 1996, he served as President. He also served as Chief Executive Officer from February 1993 until December 1999. Effective December 31, 1999, Mr. Waitt resigned as Chief Executive Officer. He continued to serve as Chairman of the Board.

•	Mr. Waitt was re-elected as President and Chief Executive Officer in January 2001.

Robert J. Burnett, Executive Vice President, Products, 38

•	Mr. Burnett was elected our Executive Vice President, Products in January 2003. Between March 2001 and January 2003, he was Senior Vice President and Chief Technology Officer.

•	Before March 2001, Mr. Burnett served as Vice President, Product Planning and Development, and prior to that, as Vice President of Mobile Systems responsible for Gateway’s expansion into the mobile marketplace. Mr. Burnett joined Gateway in 1993, and has served in a variety of product development, marketing and product planning capacities for us.

T. Scott Edwards, Executive Vice President, Consumer, 41

•	Mr. Edwards was elected our Executive Vice President, Consumer in January 2003 to lead the consumer sales operations for Gateway’s retail, phone and web channels, as well as all related consumer marketing efforts.

•	Before joining Gateway in January 2003, Mr. Edwards served as senior vice president of Sony’s consumer segment marketing division beginning in 1998. Prior to his tenure at Sony, Mr. Edwards served as vice president at Leo Burnett Advertising Inc. in Chicago, responsible for managing the communication strategies of conglomerates such as Kraft General Foods, Proctor and Gamble, Miller Brewing Company and Sony Electronics.

Joseph Formichelli, Executive Vice President, Operations, 60

•	Mr. Formichelli was elected our Executive Vice President, Operations in January 2003 with responsibility for manufacturing, quality assurance, engineering, logistics, supply chain and product management.

•	Before joining Gateway in December 2002, he was senior partner beginning in 2001 at Core Strategies, a marketing consulting firm. From 1998 to 2001, Mr. Formichelli was Executive Vice President of U.S. operations at Toshiba Computer System Group, with responsibility for strategic direction and PC operations. From 1997 to 1998, he was President and Chief Operating Officer of ClearCube Corporation, an Austin, Texas technology start-up company. From 1996 until 1997, Mr. Formichelli was Chief Executive Officer and President of Hayes Modem Corp. For more than 30 years, he served in the Computer Systems Group of IBM Corporation, where he held the positions of vice president of worldwide systems operations, general manager of the ThinkPad brand, and vice president/general manager of the PC company’s operations.

Roderick M. Sherwood III, Executive Vice President and Chief Financial Officer, 49

•	Mr. Sherwood was elected our Senior Vice President and Chief Financial Officer in September 2002 and was promoted to Executive Vice President and Chief Financial Officer in January 2003.

•	Before joining Gateway, Mr. Sherwood was Executive Vice President and Chief Financial Officer of Opsware, Inc., formerly known as Loudcloud, Inc., since August 2000. Prior to joining Loudcloud, he was Senior Vice President and Chief Financial Officer of BroadStream Corporation, a broadband wireless communications company, from July 1999 to August 2000. From February 1998 to June 1999, Mr. Sherwood was President of the Spaceway broadband services business at Hughes Electronics Corporation, a communications company, and Senior Vice President and General Manager of Spaceway at Hughes Network Systems, a subsidiary of Hughes Electronics. From May 1997 to January 1998, he was Executive Vice President of DIRECTV International at Hughes Electronics. From July 1996 to April 1997, Mr. Sherwood was Senior Vice President and Chief Financial Officer of Hughes Telecommunications and Space Company and DIRECTV International. From May 1995 to June 1996, he was Corporate Vice President and Treasurer at Hughes Electronics. Prior to that, Mr. Sherwood held various financial positions at Chrysler Corporation over a 14-year period, including Assistant Treasurer.

David G. Turner, Executive Vice President, Business, 38

•	Mr. Turner was elected our Executive Vice President, Business in January 2003. Between January 2002 and January 2003, he served as Senior Vice President, Sales and Marketing. Mr. Turner joined Gateway in April 2000 as Vice President of Marketing and was named Vice President, Sales in the fourth quarter of 2001.

•	Before joining Gateway, Mr. Turner was employed at AT&T Corp. since 1986, and was most recently with AT&T Business Services as Vice President for Electronic Customer Sales, Service and eBusiness.

Javade Chaudhri, Senior Vice President, General Counsel and Secretary, 50

•	Mr. Chaudhri was elected our Senior Vice President and General Counsel in July 2001 and elected to the additional office of Secretary effective January 1, 2002. He is responsible for managing our legal and corporate secretarial affairs, as well as matters relating to contract administration and government relations. Mr. Chaudhri joined Gateway in 1999 as Vice President, Law and Deputy General Counsel.

•	Before joining Gateway, Mr. Chaudhri was from 1993 to 1999 a senior partner in the Washington, D.C. office of the international law firm of Winston & Strawn, where he co-managed the international and technology practice groups. Prior to that he was a partner with the law firm of Jones Day Reavis & Pogue.

John Heubusch, Senior Vice President, Strategy and Planning; Senior Vice President, Human  Resources, 44

•	Mr. Heubusch was elected our Senior Vice President, Strategy and Planning in January 2003. In April 2003, he was also elected to the additional post of Senior Vice President, Human Resources, a position he had assumed on an acting basis in December 2002. He also serves as Chief of Staff to the Chairman and Chief Executive Officer and is President of the Waitt Family Foundation (a non-profit organization). Mr. Heubusch rejoined Gateway in January 2001 as Vice President and Chief of Staff and was also acting Vice President of Corporate Communications before assuming his current responsibilities. Between January 1997 and January 1999, Mr. Heubusch was Vice President of Government Relations at Gateway.

•	Prior to joining Gateway in 1997, he served in a number of senior level positions on Capitol Hill and the Administration, including Executive Director of the National Republican Senatorial Committee during the 1995-1996 election period.

Brad Shaw, Senior Vice President, Corporate Communications, 36

•	Mr. Shaw was named our Senior Vice President, Corporate Communications in January 2003 and is responsible for Gateway’s public relations and communications. During 2002, he served as Senior Vice President, Marketing and was also responsible for our marketing and special event activities, including our sponsorship of the 2002 Olympic Winter Games. Mr. Shaw joined Gateway in March 1999 as Vice President of Corporate Communications.

•	Before joining Gateway, Mr. Shaw held a number of communications roles at PepsiCo, Inc. for six years, most recently as Director of Worldwide Public Relations for the Pepsi-Cola Company.

EXECUTIVE COMPENSATION

The following table and related footnotes show the compensation paid during 2000, 2001 and 2002 for services rendered to Gateway and its subsidiaries by:

•	our Chief Executive Officer in 2002; and

•	our four other most highly compensated officers in 2002.

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long-term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)		Other Annual Compensation (6)($)	Securities Underlying Options (#)	All Other Compensation (7)($)

Theodore W. Waitt(1) Chairman, Chief Executive Officer & President	2002 2001 2000	2,496 20,833 250,000	0 0 0		13,294 — —	0 3,000,000 24,000	81 311 324

Roderick M. Sherwood III Executive Vice President & Chief Financial Officer	2002 2001 2000	234,141 0 0	1,706,551 0 0	(2)	— — —	1,500,000 0 0	5,392 0 0

David G. Turner Executive Vice President, Business	2002 2001 2000	369,231 297,000 205,369	262,500 127,855 50,000	(3)	— — 23,524	250,000 127,500 85,000	5,213 4,831 46,814

Joseph Burke(4) Senior Vice President, Business Development	2002 2001 2000	367,788 375,880 325,000	223,125 8,656 185,900		— — —	200,000 350,000 82,000	5,995 31,033 48,824

Javade Chaudhri Senior Vice President, General Counsel & Secretary	2002 2001 2000	328,333 367,788 275,000	219,934 129,656 262,500	(5)	— — 16,453	125,000 255,000 56,000	6,256 5,332 19,908

(1)	Effective December 31, 1999, Mr. Waitt resigned as CEO and continued to serve as our Chairman. In January 2001, Mr. Waitt was re-elected as Chief Executive Officer and President and continued as Chairman. Although entitled to receive a salary of $250,000 for services as Chairman of the Board, after assuming the additional responsibilities of CEO and President in January 2001, Mr. Waitt elected not to receive any salary for the remainder of 2001 so that we could offer the amount as incentive awards to employees for outstanding contributions to our performance. In 2002, he again elected to receive only a nominal salary.
(2)	Represents a $900,000 signing bonus paid to Mr. Sherwood in connection with his employment designed to reimburse him for repayment obligations related to his prior employment, fully grossed up for taxes.
(3)	The amount shown for Mr. Turner for fiscal 2000 represents the cash bonus he received upon commencement of his employment.
(4)	During 2002, Mr. Burke served as Senior Vice President & Chief Financial Officer until October 1, 2002, when he was elected Senior Vice President, Business Development and Mr. Sherwood was elected Senior Vice President & Chief Financial Officer.
(5)	The amount shown for Mr. Chaudhri for fiscal 2000 includes a $150,000 cash signing bonus paid in 2000.
(6)	Includes $13,294 for personal use of an aircraft chartered by Gateway for Mr. Waitt. In accordance with SEC rules, perquisites and personal benefits are omitted unless such benefits exceed the reporting thresholds under SEC rules. All other amounts included in this column (Other Annual Compensation) represent tax gross-up payments made to Mr. Turner and Mr. Chaudhri.

(7)	This column (All Other Compensation) includes the following payments by Gateway:

Name	401(k) Matching Contributions($)	Life Insurance Premiums($)	Relocation Expenses($)
Theodore W. Waitt 2002 2001 2000	0 0 0	81 311 324	0 0 0
Roderick M. Sherwood III 2002 2001 2000	5,279 0 0	113 0 0	0 0 0
David G. Turner 2002 2001 2000	4,875 4,507 0	338 324 216	0 0 46,598
Joseph Burke 2002 2001 2000	5,500 5,250 5,250	495 360 353	0 25,423 43,221
Javade Chaudhri 2002 2001 2000	5,500 4,792 3,188	756 540 495	0 0 16,225

OPTION GRANTS IN LAST FISCAL YEAR

The following table and related footnotes provides information on options granted in 2002 and the value of such options as of December 31, 2002 held by:

•	our Chief Executive Officer in 2002; and

•	our four other most highly compensated officers as of the end of fiscal 2002.

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees In Fiscal Year	Exercise Price ($/Share)	Expiration Date(1)	Hypothetical Value at Grant Date($)(2)
Theodore W. Waitt	0	0.00%	0	—	0
Roderick M. Sherwood III	1,500,000	9.93%	3.15	10/1/2012	3,065,438
David G. Turner	250,000	1.66%	6.60	1/23/2012	1,092,525
Joseph Burke	200,000	1.32%	6.60	1/23/2012	874,020
Javade Chaudhri	125,000	0.83%	6.60	1/23/2012	546,263

(1)	Options granted vest 25% per year over four years.
(2)	Valuation of these options is calculated using the Black-Scholes Multiple Option valuation formula, assuming (a) a volatility of our stock price, as quoted on the New York Stock Exchange Composite index, equal to 0.71; (b) a range of risk-free rates of return of 2.9% to 4.8% per annum; (c) zero dividends; and (d) 3.5 years from the date of vesting to the date of exercise.

The hypothetical value of the options as of their date of grant has been calculated using the Black-Scholes option pricing model, as permitted by SEC rules, based upon a set of assumptions set forth in the footnote to the table. It should be noted that this model is only one method of valuing options, and our use of the model should not be interpreted as an endorsement of its accuracy. The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the common stock over the option exercise price at the time of exercise.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

The following table and related footnotes provides information on options exercised in 2002 and the value of unexercised options held as of December 31, 2002 held by:

•	our Chief Executive Officer during 2002; and

•	our four other most highly compensated officers as of the end of fiscal 2002.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-The-Money Options at Fiscal Year-End ($)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Theodore W. Waitt (1)	0	0	1,988,000	2,336,000	0	0
Roderick M. Sherwood III	0	0	0	1,500,000	0	0
David Turner	0	0	116,875	345,625	0	0
Joseph Burke	0	0	282,500	487,500	0	0
Javade Chaudhri	0	0	273,750	376,250	0	0

(1)	During 2001, Mr. Waitt acquired 840,000 shares upon the exercise of stock options and continues to hold these shares. Mr. Waitt has sold no shares acquired upon the exercise of employee stock options during 2000, 2001 and 2002.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

AND CHANGE-IN-CONTROL ARRANGEMENTS

In connection with Mr. Sherwood’s employment, Gateway entered into an employment agreement dated as of August 23, 2002 that provides for a base salary of $750,000 and a bonus target of 100% of salary and also guarantees payment of 33% of his eligible 2003 and 2004 bonus, which would be paid after completion of the bonus eligible year. The agreement further provides that if Mr. Sherwood is terminated for reasons other than cause at any time during his employment, he will receive a transition separation package commensurate with his level according to the prevailing practice at Gateway at the time of termination.

Gateway has a Change in Control Compensation Plan, as amended (the “Plan”), for the purpose of achieving management dedication and motivation in the event of a possible change in control of Gateway. The Plan provides for severance payments to senior level management employees upon involuntary termination of employment (with certain exceptions contained in the Plan) following a change in control as defined in the Plan. The Plan was amended in 2002 to cover senior vice presidents and amended in 2003 to include executive vice presidents of Gateway. As amended, the Plan provides that an executive vice president or senior vice president who is terminated (as defined in the Plan) within three years following a change of control shall receive a severance payment equal to two times the sum of the executive’s annual base salary and target annual bonus. Employees who cease employment due to termination for cause, death, disability or termination by the employee other than for specified good reasons are not entitled to the severance benefit. The Plan does not provide for any such payments to the Chief Executive Officer and President.

REPORT OF THE COMPENSATION COMMITTEE AND

THE BOARD OF DIRECTORS REGARDING EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors is composed entirely of Directors who are independent. The Compensation Committee is responsible for setting and administering the policies and programs that govern both annual compensation and stock incentive awards.

Executive Compensation Philosophy and Practices.    The foundation of the management compensation program is based on principles designed to align compensation with our business strategies, values and management initiatives. The program:

•	Integrates compensation programs with both our annual and long-term strategic planning and performance management processes.

•	Helps attract and retain key management critical to the success of Gateway.

The key components of the compensation program are base salary, annual incentive opportunity and equity participation. These components are administered with the goal of providing total compensation that is competitive in the marketplace, recognizes meaningful differences in individual performance, fosters teamwork and offers the opportunity to earn above-average rewards when merited by individual, business unit, and corporate performance. The marketplace is defined by comparing Gateway to a group of corporations with similar characteristics, including industry and technology emphasis.

Using compensation survey data from the comparison group, a target for total compensation and each of its elements of base salary, incentive awards and equity-based compensations are established. The intent is to deliver total compensation that will be in the mid to upper range of pay practices of peer companies when merited by Gateway’s performance. To achieve this objective, a substantial portion of management pay is delivered through performance-related variable compensation programs which are based upon achievement of Gateway’s goals. Each year the Compensation Committee reviews the elements of executive compensation to ensure that the total compensation program meets the overall objectives discussed above.

2002 Executive Cash Compensation.    In 2002, total compensation was paid to executive officers based on individual performance and on the extent to which the business plans were achieved or exceeded. Base compensation was determined by an assessment of each executive’s performance, current salary in relation to the salary range for the job based on survey data, experience and potential for advancement as well as by Gateway’s performance. While many aspects of performance can be measured in financial terms, the Compensation Committee also evaluated the success of the management team in areas of performance that cannot be measured by traditional accounting tools, including the development and execution of strategic plans, the development of management and employees and the exercise of leadership within the industry and in the communities that Gateway serves. All of these factors were collectively taken into account by management and the Compensation Committee in determining the appropriate level of base compensation and base salary increases.

Our Management Incentive Plan is designed to reward senior managers and other employees when Gateway achieves certain financial and non-financial objectives. These goals may include, but are not limited to, financial elements such as earnings per share, revenue, and the reduction of sales, general, and administrative costs; and non-financial objectives such as employee satisfaction and customer satisfaction. Each year individual incentive targets are established for incentive plan participants based on competitive survey data. As noted earlier, targets are set to deliver total compensation in the mid to upper range of competitive practice as warranted by Gateway’s performance. For 2002, the incentive awards were awarded based on the Compensation Committee’s overall assessment of Gateway’s performance against pre-determined revenue goals. For 2003, the measures will be both financial and non-financial targets related to company performance, including bottom-line financial results.

Equity Compensation.    For several years, Gateway has provided forms of equity participation as a key part of its total programs for motivating and rewarding managers. Through these vehicles, we have encouraged our management to obtain and hold our common stock and stock options. Targeted award ranges for stock option grants are determined by taking into account competitive practice among comparison companies. Actual individual awards for executive officers are determined based on the established competitive target range and the Compensation Committee’s overall assessment of individual performance.

In connection with the stockholder proposal submitted to Gateway concerning tying the value of stock options to performance relative to an industry peer group stock market index, the Compensation Committee carefully considered the pros and cons of the proposal. While determining that the proposed option terms linked an option’s value to an index over which an executive has limited control and therefore would have limited value as an incentive, the Compensation Committee believes that some form of performance based option may be appropriate. Accordingly, during 2003, the Compensation Committee will continue to evaluate performance based grants.

Chief Executive Officer Compensation.    The full Board, rather than the Compensation Committee, determined the compensation of our Chief Executive Officer and President in 2002. As previously set by the Board, Mr. Waitt was entitled to receive an annual salary of $250,000 for his services as Chairman of the Board. When he assumed additional responsibilities in January 2001 as Chief Executive Officer, Mr. Waitt elected to receive no salary so that Gateway could offer an equivalent amount each month as an incentive payment to reward outstanding employment achievements. In 2002 he again elected to receive only a nominal salary and also to receive no bonus or stock or stock option awards from Gateway.

Tax Deductibility.    It is the Compensation Committee’s policy to consider deductibility under Section 162(m) of the Code in determining compensation arrangements for our “covered employees,” and the Committee intends to optimize the deductibility of compensation to the extent deductibility is consistent with the objectives of the management compensation program. The Committee, however, weighs the benefits of full deductibility with the objectives of the management compensation program and, if the Committee believes to do so is in the best interest of Gateway and its stockholders, will make compensation arrangements which may not be fully deductible under Section 162(m).

The Compensation Committee	The Board of Directors
George H. Krauss, Chairman	Theodore W. Waitt	Douglas L. Lacey
Charles G. Carey	Charles G. Carey	James F. McCann
James F. McCann	George H. Krauss	Richard D. Snyder

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

None of the members of Gateway’s Compensation Committee was an officer or employee of Gateway or any of its subsidiaries during the 2002 fiscal year, was formerly an officer of Gateway or any of its subsidiaries, or had any other relationship requiring disclosure. None of the members of the Compensation Committee had any interlocking relationship as defined by the Securities and Exchange Commission.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the “Audit Committee”) is comprised of the three non-employee directors named below. The Audit Committee assists the Board of Directors in its oversight of Gateway’s auditing, accounting, financial reporting and internal control functions. We also evaluate the qualifications, independence and performance of Gateway’s independent accountants. The Audit Committee approves in advance all audit services and all non-audit services to be performed by Gateway’s independent accountants. The Audit Committee has adopted a written charter, which has been approved by the Board of Directors, a copy of which is attached as Exhibit 1 to this proxy statement.

The Audit Committee reviews Gateway’s financial reporting process on behalf of the Board of Directors. Gateway’s management has primary responsibility for the financial statements and the reporting process. Gateway’s independent accountant for 2002, PricewaterhouseCoopers LLP (“PwC”), is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of Gateway’s audited financial statements with generally accepted accounting principles. PwC reports directly to the Audit Committee.

In this context, the Audit Committee reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements with Gateway’s management and PwC.

2.	The Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (Communication with Audit Committees) as amended by SAS No. 89 and No. 90.

3.	The Audit Committee has received the written disclosures and the letter from PwC as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PwC that firm’s independence from Gateway and Gateway’s management.

4.	The Audit Committee has considered whether the provision of services covered by “All Other Fees” is compatible with maintaining PwC’s independence.

Based on the review and discussion referred to in paragraphs (1) through (4) above, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in Gateway’s Annual Report on Form 10-K for the year ended December 31, 2002, and approved the appointment of PwC as independent accountants for Gateway for 2003, subject to ratification by our stockholders.

The Audit Committee

Douglas L. Lacey, Chairman

Charles G. Carey

Richard D. Snyder

INDEPENDENT ACCOUNTANT FEES

During 2002, in addition to retaining PwC to audit the consolidated financial statements for 2002, we retained PwC, and other accounting and consulting firms, to provide various consulting services. During 2002, PwC rendered no professional services to us in connection with the design and implementation of financial information systems. The aggregate fees paid and accrued for professional services by PwC in 2002 and 2001 are listed in the table below.

	For 2002	For 2001		Description of Fees
Audit Fees	$875,000	$965,000	(1)	For services rendered for the annual audit and quarterly reviews of our consolidated financial statements

Audit-Related Fees	138,000	427,000		For audits of our employee benefit plans and services related to Form S-3 and S-8 filings and other SEC compliance matters.

Tax Fees	459,000	202,000		For tax compliance and preparation

All Other Fees	17,000	1,412,000		For 2001, primarily fees for information technology consulting for systems not associated with the design or implementation of our financial information systems

	$1,489,000	$3,006,000

(1)	Last year’s proxy reported audit fees of $915,000 for fiscal year 2001. The subsequent increase of $50,000 was the result of final determination of audit fees after the 2001 proxy statement was mailed.

All non-audit fees were reviewed by the Audit Committee, which concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. Non-audit fees during 2002 were significantly less than in 2001.

Audit Committee’s Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for pre-approval of all audit and not-audit services to be performed by our independent accountants after January 1, 2003. The Audit Committee may consult with management in the decision making process but may not delegate this authority to management. The Audit Committee has also delegated to the chairman of the Audit Committee the authority to pre-approve non-audit services of PWC if such approval is necessary or desirable at a time when the Committee is not scheduled to meet, provided that the chairman shall so advise the Committee at the next scheduled meeting.

24

STOCK PERFORMANCE GRAPH

The following graph shows the cumulative total return assuming the investments of $100 from January 1, 1998 through December 31, 2002 (and the reinvestment of dividends thereafter) in each of Gateway’s common stock, the S&P 500 Index and the S&P Computer Hardware Index. Past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

CERTAIN TRANSACTIONS WITH RELATED PARTIES

Mr. Waitt is the direct and indirect owner of various corporate entities that own certain aircraft. Since January 1, 2001, a subsidiary of Gateway is party to a time sharing agreement with such entities to provide two aircraft for company use on an as-needed basis at rates of $1,000 and $5,440 per flight hour, depending on the aircraft, incurring an aggregate of $801,145 of charges for 2002. Based upon a competitive analysis of comparable leased aircraft, we believe the arrangements and rates are more favorable to Gateway than market rates otherwise available to Gateway for like aircraft. In addition, during 2002, we made rental payments for the North Sioux City, South Dakota Gateway Store totaling $111,960 pursuant to a lease agreement with a company indirectly controlled by Mr. Waitt. We believe that we paid fair market value for the lease based on an independent study of comparable rental rates in the local real estate market.

Through a financial investment company that Mr. Waitt did not manage or make investment decisions for, and which he has since disposed of, he owned an indirect controlling interest in an entity that resold refurbished or remanufactured computers purchased from various PC manufacturers. The reseller conducted its business without any involvement or input from Mr. Waitt. In 2002, without Mr. Waitt’s knowledge, this entity purchased approximately $1.04 million in remanufactured systems from us at prices and terms equivalent to those available to other resellers of refurbished or remanufactured systems. During the first quarter of 2003, Mr. Waitt sold his interest in the financial investment company and does not now have any direct or indirect interest in the reseller.

At no cost to Gateway, we have also made available to the Waitt Family Foundation (a non-profit organization) the full-time services of a Gateway vice-president for strategic planning. The Foundation reimburses us on a monthly basis for all the costs of the vice-president’s compensation and benefits.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and greater than 10% beneficial owners to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our securities. Based on company records, we believe that during fiscal 2002 all of our executive officers, directors and greater than 10% beneficial owners complied with such Section 16 filing requirements.

SUBMISSION OF STOCKHOLDER PROPOSALS

Proposals of stockholders that are intended to be presented at our 2004 annual meeting of stockholders must be received in writing by our Corporate Secretary at our principal executive offices no later than December 22, 2003 to be considered for inclusion in the proxy statement and proxy relating to that meeting. A stockholder proposal submitted after that date but not less than 60 days nor more than 90 days before the 2004 annual meeting, may be presented at the annual meeting if such proposal complies with the notice and other requirements in our Bylaws but will not be included in our proxy materials. If, however, less than 50 days prior notice or public disclosure is given of the date of such meeting, notice for a stockholder proposal to be timely must be received by the close of business on the tenth day following the day on which notice of the annual meeting was mailed or such public disclosure was made. If a stockholder proposal is submitted after the applicable date, it will be considered not properly brought before the meeting and if presented, the persons named on the proxy card may vote in their discretion regarding such proposal all of the shares for which proxies have been received.

OTHER INFORMATION

We have retained the services of UMB Bank, n.a. to assist in the distribution of proxy materials and we will reimburse UMB for its expenses. We will bear the full expense of the preparation and mailing of this Proxy Statement and accompanying materials. We will reimburse brokers, fiduciaries and custodians for their expenses in forwarding proxy materials to beneficial owners of Common Stock held in their names. The solicitation of proxies will be made primarily by mail, although proxies also may be solicited personally by telephone or other means of communication by our officers, directors and employees (for which they will receive no additional compensation).

Only one Proxy Statement and set of accompanying materials is being delivered by us to multiple security holders sharing an address until we receive contrary instructions from one or more of the security holders. We will deliver, promptly upon written or oral request, a separate copy of the Proxy Statement and accompanying materials to a security holder at a shared address to which a single copy of the documents was delivered. A security holder who wishes to receive a separate copy of the Proxy Statement and accompanying materials now or in the future, or security holders sharing an address who are receiving multiple copies of proxy materials and wish to receive a single copy of such materials, should submit a written request to Investor Relations, Gateway, Inc., Mail Drop Y-15, 610 Gateway Drive, North Sioux City, South Dakota 57049-2000 or call 800-846-4503.

We also make available free of charge on our Internet website, www.gateway.com, the following reports, and amendments to those reports, filed or furnished pursuant to Sections 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC:

•	our annual report on Form 10-K;

•	our quarterly reports on Form 10-Q; and

•	our current reports on Form 8-K.

By Order of the Board of Directors

Javade Chaudhri

Senior Vice President, General Counsel  and Secretary

Poway, California

April 17, 2003

Appendix A

Audit Committee Charter

Purpose

The primary purpose of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) in fulfilling its responsibility to oversee management’s conduct of Gateway’s financial reporting process, including (i) the integrity of the financial statements of Gateway, (ii) the qualifications, independence and performance of Gateway’s independent auditors, (iii) the performance of Gateway’s internal audit function, (iv) Gateway’s systems of internal accounting and financial controls, and (v) Gateway’s compliance with legal and regulatory requirements. The Committee shall also be responsible for preparing the Audit Committee Report for inclusion in Gateway’s proxy statement, in accordance with applicable rules and regulations. The Committee shall also undertake such other duties as may be assigned by the Board.

Membership

The Committee shall be comprised of not less than three members of the Board, as determined by the Board, and the Committee’s composition will meet the requirements of the New York Stock Exchange or other principal exchange on which Gateway’s common stock may be listed.

Accordingly, all of the members will be directors:

1.	Who have no relationship to Gateway that may interfere with the exercise of their independence from management and Gateway, including any relationship, other than service on the Board or its committees, that would cause such person to be deemed an affiliate of Gateway or its subsidiaries;

2.	Who receive no compensation from Gateway other than compensation for service as a member of the Board or its committees; and

3.	Who are financially literate or who become financially literate within a reasonable period of time after appointment to the Committee. In addition, the Committee chair shall be a financial expert.

Committee members shall be appointed by the Board annually and may be removed by the Board at any time. The Board shall designate the Chair of the Committee.

Key Responsibilities

The Committee’s job is one of oversight and it recognizes that Gateway’s management is responsible for preparing Gateway’s financial statements and that the independent auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that management, as well as the independent auditors, have more time, knowledge and more detailed information about Gateway than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any special assurance as to the completeness and accuracy of Gateway’s financial statements.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of Gateway and the power to retain outside counsel, auditors or other experts for this purpose. The Board and the Committee are in place to represent Gateway’s shareholders; accordingly, the independent auditors are ultimately accountable to the Board and the Committee.

In addition to any other responsibilities which may be assigned from time to time by the Board, the Committee is authorized to undertake, and has responsibility for, the following matters:

Independent Auditors

•	The Committee shall have sole authority to select, retain, and/or replace and to determine the compensation of the independent auditors that audit the financial statements of Gateway, subject to shareholder ratification if requested by the Committee. The independent auditors shall report directly to the Committee.

•	The Committee shall approve in advance all audit services and all non-audit services to be performed by the independent auditors for Gateway. The Committee may consult with management in the decision making process but may not delegate this authority to management. The Committee may, from time to time, delegate its authority to approve non-audit services on a preliminary basis to one or more Committee members, provided that such designees present any such approvals to the full Committee at the next Committee meeting.

•	The Committee shall review and approve the scope and staffing of the independent auditors’ annual audit plan.

•	The Committee shall review with the independent auditor any audit problems or difficulties and management’s response.

•	The Committee shall evaluate the independent auditors’ qualifications, performance and independence on at least an annual basis and shall:

➢	request from the independent auditors annually, a report describing: the audit firm’s internal quality-control procedures, and any material issues raised by (i) the most recent internal quality-control review or peer review, of the firm, or (ii) by any inquiry or investigation by governmental or professional authorities, within the preceding five years, with respect to one or more independent audits carried out by the firm, and any steps taken to deal with such issues; and all relationships between the independent auditor and Gateway; and

➢	review and evaluate the performance of the lead partner of the independent auditor team, taking into account opinions of management and the internal auditors.

•	The Committee shall establish a policy with respect to Company hiring of employees or former employees of the independent auditors.

Internal Auditors

•	At least annually, the Committee shall evaluate the performance of Gateway’s internal audit function, including responsibilities, work plan, budget and staffing.

Financial Statements; Disclosure and Other Risk Management and Compliance Matters

•	The Committee shall review with management and the independent auditors the audited financial statements to be included in Gateway’s Form 10-K, including Gateway’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and its discussion of critical accounting policies, and shall review and consider with the independent auditors any audit problems or difficulties and management’s response, including the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61; these reviews shall occur before the Form 10-K is filed with the SEC.

•

The Committee shall review with management and the independent auditors the quarterly financial statements to be included in Gateway’s Form 10-Q, including Gateway’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and, to the extent required, its discussion of critical accounting policies, and shall review and consider with the independent auditors any audit problems or difficulties and management’s response, including the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61; these reviews shall occur before the Form 10-Q is filed with the SEC.

•	The Committee shall discuss with management and the independent auditors the quality and adequacy of Gateway’s internal controls.

•	The Committee shall discuss with management Gateway’s guidelines and policies with respect to risk assessment and risk management, including Gateway’s major financial risk exposures and the steps that have been taken to monitor and control such exposures.

•	The Committee shall periodically conduct a general discussion of the practices and policies, including types of information to be disclosed and type of presentation to be made, related to Gateway’s earnings press releases, as well as financial information and earnings guidance provided to analysts and/or rating agencies; provided that this shall not require advance review of each such release or disclosure.

•	The Committee shall establish and periodically review procedures for the receipt, retention, and treatment of any complaints received by Gateway regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by Company employees of any concerns regarding questionable accounting or auditing matters.

•	The Committee shall review any analyses or other written communications prepared by management, the internal auditors and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

•	The Committee shall review any major issues regarding accounting principles and financial statement presentations, including any significant changes in Gateway’s selection or application of accounting principles.

•	The Committee shall review the effect of regulatory and accounting initiatives or actions applicable to Gateway, as well as off-balance sheet transactions and structures on the financial statements of Gateway.

•	The Audit Committee shall, in conjunction with the CEO and CFO of Gateway, review Gateway’s disclosure controls and procedures, including whether there are any significant deficiencies in the design or operation of such controls and procedures, material weaknesses in such controls and procedures, any corrective actions taken with regard to such deficiencies and weaknesses and any fraud involving management or other employees with a significant role in such controls and procedures.

•	The Committee shall prepare the Audit Committee report that SEC rules require to be included in Gateway’s annual proxy statement.

•	The Committee shall evaluate any actual or potential conflicts of interests that may arise under Gateway’s Code of Ethics or otherwise with respect to executive officers and directors of Gateway and recommend to the Board any action to be taken.

•	The Committee shall undertake an annual evaluation of the performance of the Committee and report the results of the evaluation to the Board.

•	The Committee shall review and assess the adequacy of this Charter on an annual basis and recommend any proposed changes to the Board for approval.

Procedures

The Committee shall meet on a regular basis and at such times as the Committee deems appropriate to discharge its oversight role. The Committee shall report to the full Board at the first Board meeting following each such Committee meeting. The Committee shall meet separately, at least quarterly, with (i) management, (ii) the internal auditors and (iii) the independent auditors. The Committee may delegate its authority to subcommittees when it deems appropriate and in the best interest of Gateway.

PROXY	Gateway, Inc.	PROXY

Proxy for Annual Meeting of Stockholders, Thursday, May 15, 2003

The undersigned hereby appoints Javade Chaudhri and Stephanie G. Heim, or either of them (the “Appointed Proxies”), with power of substitution to each, to vote all shares of the undersigned at the Annual Meeting of Stockholders of Gateway, Inc. (“Gateway”) to be held on Thursday, May 15, 2003 at 9:00 a.m., Central Time (the “Annual Meeting”), and at any adjournments or postponements thereof.

This Proxy, solicited on behalf of Gateway’s Board of Directors, will be voted as directed. If no direction to the contrary is indicated, it will be voted (1) for the election of named nominees as directors; (2) for the ratification of the appointment of Gateway’s independent auditors; (3) against the three stockholder proposals; and (4) in accordance with the judgment of the appointed proxies as to such other matters as may properly come before the Annual Meeting.

The undersigned ratifies all that the Appointed Proxies, or their substitutes, may lawfully do by virtue hereof, and revokes any proxies previously given to vote at the Annual Meeting and any adjournment or postponement thereof.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE

(Continued and to be signed on reverse side.)

- Cut or tear along perforated edge -

GATEWAY, INC.

ANNUAL MEETING

Sioux City Convention Center

801 Fourth Street

Sioux City, Iowa

Thursday, May 15, 2003

9:00 a.m., Central Time

GATEWAY, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 and 2.					THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 3, 4 and 5.

1.	Election of Directors. Nominees: Charles G. Carey and Theodore W. Waitt as Class I directors for a term of three (3) years.	For / /	Withheld / /		3.	Stockholder proposal to institute the expensing of stock options.	For / /	Against / /	Abstain / /

	To withhold authority to vote for any individual, mark “For” and write such nominee’s name on the line below:				4.	Stockholder proposal to require executives to retain 75% of equity awards.	For / /	Against / /	Abstain / /

					5.	Stockholder proposal to institute performance indexed stock options.	For / /	Against / /	Abstain / /

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as Gateway’s independent auditors.	For / /	Against / /	Abstain / /	If any other business is brought before the Annual Meeting and any adjournments or postponements thereof, this Proxy will be voted in the discretion of the Appointed Proxies.

					(Signature) (Date)

					(Signature) (Date)

Please sign exactly as name(s) appear to the left. When signing in fiduciary or representative capacity, please add your full title. If shares are registered in more than one name, all holders must sign. If signature is for a corporation, the handwritten signature and title of an authorized officer are required, together with the full corporate name.

- Cut or tear along perforated edge -

INSTRUCTION CARD	Gateway, Inc.	INSTRUCTION CARD

14303 Gateway Place, Poway, CA 92064

VOTING INSTRUCTIONS TO:	WELLS FARGO BANK, AS TRUSTEE OF THE GATEWAY, INC. RETIREMENT SAVINGS PLAN (“PLAN”)

I hereby direct that the voting rights pertaining to shares of common stock of Gateway, Inc. (“Gateway”) held by the trustee and attributable to my account in the above-described plan shall be exercised at the Annual Meeting of Stockholders of Gateway to be held May 15, 2003, and at any adjournment or postponement of such meeting, in accordance with the instructions below, to vote upon (1) the election of named nominees as directors; (2) the ratification of the appointment of Gateway’s independent auditors; (3) the three stockholder proposals; and (4) on other business that may properly come before the meeting.

If the instruction card is not returned or if no direction is given when the duly executed instruction card is returned, the shares credited in the participant’s Gateway Common Stock Fund Account will be voted on each ballot item in accordance with the terms of the plan.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS INSTRUCTION CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

(Continued and to be signed on reverse side.)

- Cut or tear along perforated edge -

GATEWAY, INC.

ANNUAL MEETING

Sioux City Convention Center

801 Fourth Street

Sioux City, Iowa

Thursday, May 15, 2003

9:00 a.m., Central Time

GATEWAY, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 and 2.					THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 3, 4 and 5.

1.	Election of Directors. Nominees: Charles G. Carey and Theodore W. Waitt as Class I directors for a term of three (3) years.	For / /	Withheld / /		3.	Stockholder proposal to institute the expensing of stock options.	For / /	Against / /	Abstain / /

	To withhold authority to vote for any individual, mark “For” and write such nominee’s name on the line below:				4.	Stockholder proposal to require executives to retain 75% of equity awards.	For / /	Against / /	Abstain / /

					5.	Stockholder proposal to institute performance indexed stock options.	For / /	Against / /	Abstain / /

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as Gateway’s independent auditors.	For / /	Against / /	Abstain / /	If any other business is brought before the Annual Meeting and any adjournments or postponements thereof, this Proxy will be voted in the discretion of the Appointed Proxies.

					(Signature) (Date)

					(Signature) (Date)

Please sign exactly as name(s) appear to the left. When signing in fiduciary or representative capacity, please add your full title. If shares are registered in more than one name, all holders must sign. If signature is for a corporation, the handwritten signature and title of an authorized officer are required, together with the full corporate name.

- Cut or tear along perforated edge -